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                                                           EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statement on Form S-3 of Washington Mutual, Inc., relating to Trust Capital Securities, of our report dated January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, with respect to the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of earnings, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the 1996 Annual Report on Form 10-K/A of Washington Mutual, Inc., and to the reference to our firm under the heading "Independent Auditors" in the prospectus.

                                        KPMG PEAT MARWICK LLP

Los Angeles, California
May 16, 1997